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                                                                     EXHIBIT 4.1

                                           Exhibit A to Warrant Agency Agreement
                                                               Dated May 1, 2000

NUMBER

W-A________                                                     _______ WARRANTS

                        VOID AFTER 5:00 P.M., UTAH TIME,
                              On December 31, 2001

                                SPECIMEN FORM OF
                            CERTIFICATE FOR WARRANTS
              FOR THE PURCHASE OF COMMON STOCK, $.001 PAR VALUE, OF

                          RX TECHNOLOGY HOLDINGS, INC.

               Incorporated Under The Laws Of The State of Nevada

                                                           CUSIP N(0)._________

THIS WARRANT CERTIFICATE CERTIFIES THAT, for value received,

__________________________________ or its registered assigns ("Holder"), is the registered holder of the number of warrants (Warrants) set forth above, issued by RX Technology Holdings, Inc.., a Nevada corporation ("Company").

         This Warrant Certificate is issued under and subject to all of the terms, provisions and conditions of the Warrant Agency Agreement, dated as of May 1, 2000 ("Warrant Agreement"), between the Company and Interwest Transfer Company, Inc. ("Warrant Agent"), to all of which terms, provisions and conditions the holder of this Warrant consents by acceptance hereof. The Warrant Agreement is incorporated herein by reference and made a part hereof, and reference is made to the Warrant Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Warrant Agent, the Company and the Holders of the Warrant Certificates. Copies of the Warrant Agreement are available for inspection at the offices of the Warrant Agent at 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, or may be obtained upon written request addressed to the Company at 2302 Parley's Way, Salt Lake City, Utah 84109.

         Each Warrant entitles the Holder thereof to purchase from the Company, subject to the terms and conditions set forth hereinafter and in the Warrant Agreement, one (1) fully paid and non-assessable share of common stock, $.001 par value, of the Company ("Common Stock") upon presentation and surrender of this Warrant Certificate with the exercise form hereon duly completed and executed, at any time prior to 5:00 p.m., Utah time, on December 31, 2001 ("Exercise Period"),


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at the stock transfer office of the Warrant Agent or of any successor warrant agent or, if there be no successor warrant agent, at the corporate offices of the Company, and upon payment of $6.00 per share of Common Stock ("Purchase Price") and any applicable taxes paid either in cash, or by certified or official bank check, payable in lawful money of the United States of America to the order of the Company. The Holder may exercise all or any whole number of Warrants evidenced hereby. The Purchase Price and the number of shares of Common Stock issuable upon exercise of a Warrant are subject to adjustment in certain events specified in the Warrant Agreement.

         The purchase rights represented by this Warrant Certificate shall not be exercisable with respect to a fraction of a share of Common Stock. As to any fractions of a share which would otherwise be purchasable on the exercise of a Warrant, the Company shall pay the cash value thereof determined as provided in the Warrant Agreement. In case of the purchase of less than all the shares purchasable under this Warrant Certificate, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of shares purchasable hereunder.

         This Warrant Certificate shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company, or to any other rights whatsoever except the rights herein expressed and such as are set forth, and no dividends shall be payable or shall accrue in respect of the Warrants represented by this Warrant Certificate except to the extent that such Warrants shall be exercised.

         Upon 30 days' prior written notice, the Company may at any time redeem all or any portion of the outstanding Warrants for $0.01 per Warrant.

         The Warrants are exercisable immediately, provided that a current prospectus relating to the shares of Common Stock issuable upon exercise hereof is in effect and that such shares are qualified for sale or deemed to be exempt from qualification, under applicable state securities laws. All Warrants not theretofore exercised or redeemed shall expire at 5:00 p.m., Utah time on December 31, 2001, and any Warrant not exercised by such time shall become void unless extended by the Company.

         This Warrant Certificate, with or without other Certificates, upon presentation and surrender to the Warrant Agent, any successor warrant agent or, in the absence of any successor warrant agent, at the corporate offices of the Company, may be exchanged for another Warrant Certificate or Certificates evidencing in the aggregate the same number of Warrants as the Warrant Certificate or Certificates so surrendered, subject to such terms and conditions set forth in the Warrant Agreement. If the Warrants evidenced by this Warrant Certificate shall be exercised in part, the holder hereof shall be entitled to receive upon surrender hereof another Warrant Certificate or Certificates evidencing the number of Warrants not so exercised.

         The Company shall not be required to issue or deliver any certificate for shares of Common Stock or other securities upon the exercise of Warrants evidenced by this Warrant Certificate until any tax which may be payable in respect thereof by the Holder pursuant to the Warrant Agreement shall have been paid.

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         This Warrant Certificate shall not be valid or obligatory for any purpose until countersigned by the Warrant Agent.

         Except as permitted by the Company, this Warrant Certificate and all rights hereunder are nontransferable. If and only if permitted by the Company, a transfer by the registered holder hereof in person or by its duly authorized attorney, may be made on the books of the Warrant Agent upon surrender of this Warrant Certificate, properly endorsed, to the Warrant Agent.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President and has caused a facsimile of its corporate seal to be imprinted hereon.

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

May ____, 2000                      RX TECHNOLOGY HOLDINGS, INC.
Date of Issuance

                                    By:_________________________________________
                                         Donald Rex Gay, President


                                         COUNTERSIGNED:

(Corporate Seal)                         Interwest Transfer Company, Inc.
                                         As Warrant Agent


                                         By:____________________________________
                                            AUTHORIZED OFFICER__________________

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